Exhibit 99.2

Imprivata Announces Proposed Public Offering of Common Stock by Selling Stockholders

Lexington, Mass.—August 3, 2015—Imprivata®, (NYSE: IMPR), the healthcare IT security company, today announced it has commenced an underwritten public offering of up to 4,350,000 shares of its common stock held by existing stockholders as identified in the prospectus supplement relating to the offering. In addition, the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 15% of the shares of the common stock offered in the public offering. All of the shares in the offering will be sold by the selling stockholders. Imprivata will not receive any of the proceeds from the offering of shares by the selling stockholders.

J.P. Morgan Securities LLC, Barclays Capital Inc. and Piper Jaffray & Co. are acting as joint book running managers for the offering. Stifel is acting as passive book running manager. Wells Fargo Securities, LLC and Oppenheimer & Co. are acting as co-managers. The offering is subject to market and other conditions and there can be no assurances as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The public offering will be made pursuant to a shelf registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying base prospectus related to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which can be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone: +1 (866) 803-9204; from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: +1 (888) 603-5847 or by e-mailing: Barclaysprospectus@broadridge.com; or from Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, or by telephone at (800) 747-3924, or by e-mail at prospectus@pjc.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Imprivata

Imprivata (NYSE: IMPR), the healthcare IT security company, is a leading provider of authentication, access management, secure communications, and patient identification solutions for the healthcare industry. Imprivata products address compliance and security challenges while improving provider productivity and the patient experience. For more information, please visit www.imprivata.com.

Media Contacts:

John Hallock

617-615-7712

jhallock@imprivata.com

Investor Contact:

Bob East / Asher Dewhurst

Westwicke Partners

443-213-0503

bob.east@westwicke.com

imprivata@westwicke.com